Exhibit 99.1

February 27, 2009

Dear Stockholders:

Our board of directors and management team continually evaluate the economic and credit environment and its impact on our business.  Maintaining share value and significant capital reserves have become a priority for all companies given the limited options available for accessing the debt and equity markets.  While at this juncture we are in the enviable position of having significant cash to utilize in the execution of our strategy, it is prudent for us to continue to be in a strong cash position.

The fiduciary responsibility we have to all our stockholders to achieve our investment objectives is vital to the way Inland American is managed.  Our objectives are to invest in real estate assets that produce attractive current yield and long-term risk-adjusted returns to our stockholders.  We believe that the optimum use of capital at this time is to acquire higher yielding real estate assets that we are seeing as a result of the dislocation in the financial and real estate markets.  Additionally, we are approaching the five percent limitation for the number of shares the company can repurchase during any consecutive twelve-calendar month period, as outlined in Section 3(e) of our Share Repurchase Program, as described in the prospectus.  Consequently, our board of directors voted to suspend the Share Repurchase Program until further notice effective March 30, 2009.  This letter is the 30-day written notification being provided to all stockholders pursuant to Section 7 (a) of the Share Repurchase Program.

As it pertains to both the five percent limitation and the 30-day notice, all share repurchase requests submitted:

•                  Must be received in good order by March 30, 2009.

•                  Will be processed and redeemed on a pro rata basis in February if the number of shares requested for repurchase exceeds the five percent limitation in the month of February.

•                  Will be processed and redeemed on a pro rata basis in March.  A stockholder whose repurchase request has been partially redeemed in February will have the remaining redemption balance included with the March share repurchase requests received by March 30, 2009 and processed on a pro rata basis.  Due to the March 30, 2009 effective date of the Share Repurchase Program suspension, any redemption balance remaining or any requests received after March 30, 2009 will not be honored.

We are confident in our ability to continue to manage our business effectively and to take advantage of attractive acquisition opportunities, as we move through this cycle and emerge as an even stronger company.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks
Chairman of the Board

cc: Trustee
Broker/Dealer
Registered Representative